Exhibit 99.1

Sovran Self Storage, Inc. Announces Dividend On Common Stock

BUFFALO, N.Y.--(BUSINESS WIRE)--October 1, 2009--The Board of Directors of Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), announced today the Company’s quarterly dividend of $.45 per share of common stock. The annualized dividend of Sovran Self Storage, Inc. is $1.80 per share which, based on yesterday’s closing share price, equates to an annual rate of approximately 5.9%. The dividend will be paid on October 26, 2009 to Shareholders of record on October 12, 2009.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 382 self storage facilities in twenty-four states under the name "Uncle Bob's Self Storage"®.

For more information, please contact David L. Rogers, CFO or Diane Piegza, VP Corporate Communications at 716-633-1850 or browse the Company’s Web Site at http://www.unclebobs.com.

CONTACT:
Sovran Self Storage, Inc.
David L. Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850
http://www.unclebobs.com